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                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                   NINE MONTHS ENDED    NINE MONTHS ENDED
                                                  SEPTEMBER 30, 2003   SEPTEMBER 30, 2002    2002     2001    2000    1999    1998
                                                  ------------------   ------------------   ------   ------   -----   -----   -----
Interest expense net of capitalized interest...          8,961                8,641         11,640   11,279   3,499     295     313
   Rental expense full year....................          1,602                1,911          2,548    2,707   1,069   1,016   1,348
Rental expense 1/3 of full year................            134                  159            849      902     356     339     449
                                                        ------                -----         ------   ------   -----   -----   -----
Fixed charges..................................          9,095                8,800         12,489   12,181   3,855     634     762
                                                        ------                -----         ------   ------   -----   -----   -----
Earnings (Loss) before income taxes............         (7,749)                 959         (6,537)  (1,779)  4,239   3,281   6,351
Amortization of capitalized interest...........           (287)                (676)          (766)  (1,207)     --      --      --
                                                        ------                -----         ------   ------   -----   -----   -----
Earnings (Loss) before income taxes and
   amortization of capitalized interest........         (8,036)                 283         (7,303)  (2,986)  4,239   3,281   6,351
                                                        ------                -----         ------   ------   -----   -----   -----
"Earnings" ("Loss") is fixed charges plus
   earnings (loss) before income taxes and
   amortization of capitalized interest........          1,059                9,083          5,186    9,195   8,094   3,915   7,113
                                                        ------                -----         ------   ------   -----   -----   -----
Ratio of "earnings" ("loss") to fixed charges..            0.1                  1.0            0.4      0.8     2.1     6.2     9.3
                                                        ------                -----         ------   ------   -----   -----   -----
Preferred dividends............................             --                   --             --       --      --      --      --
                                                        ------                -----         ------   ------   -----   -----   -----
Fixed charges and preferred dividends..........          9,095                8,800         12,489   12,181   3,855     634     762
                                                        ------                -----         ------   ------   -----   -----   -----
Ratio of "earnings" ("loss") to fixed charges
   and preferred dividends.....................            0.1                  1.0            0.4      0.8     2.1     6.2     9.3
                                                        ------                -----         ------   ------   -----   -----   -----
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